Exhibit 99.1

BALTEK CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001
(Dollars in thousands, except per share data)

	Historical as Reported	Adjustments (a)	Pro Forma
NET SALES	$78,068	$20,197	$57,871
COST OF PRODUCTS SOLD	59,709	21,520	38,189
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	15,085	737	14,348

Operating income	3,274	(2,060)	5,334

OTHER INCOME (EXPENSE):
Interest expense	(1,000)	(162)	(838)
Foreign exchange gain (loss)	53	—	53
Interest income	7	—	7
Other, net	(11)	—	(11)

Total	(951)	(162)	(789)

INCOME BEFORE TAXES	2,323	(2,222)	4,545
INCOME TAX PROVISION/(BENEFIT)	741	(709)	1,450

NET INCOME	$1,582	$(1,513)	$3,095

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.64	$(0.61)	$1.25

WEIGHTED AVERAGE SHARES OUTSTANDING	2,468,472	2,468,472	2,468,472

See notes to unaudited pro forma financial statements.

BALTEK CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA BALANCE SHEET
SEPTEMBER 30, 2002
(Dollars in Thousands, except per share data)

	Historical as Reported	Adjustments (b)	Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$1,932	$250	$2,182
Accounts receivable, net	8,021	0	8,021
Inventories	19,741	0	19,741
Prepaid expenses	275	0	275
Other	2,725	0	2,725
Assets of discontinued operations offered for sale	2,010	(2,010)	0

Total current assets	34,704	(1,760)	32,944
Property, plant and equipment, net	5,843	0	5,843
Timber and timberlands	10,537	0	10,537
Other assets	922	0	922

Total Assets	$52,006	$(1,760)	$50,246

LIABILITIES
Current Liabilities:
Notes payable	$8,800	$0	$8,800
Accounts payable	2,375	0	2,375
Income tax payable	438	0	438
Accrued salaries, wages and bonuses payable	861	0	861
Accrued expenses and other liabilities	2,499	0	2,499
Current portion of long term debt	304	0	304
Liabilities of discontinued operations offered for sale	84	(84)	0

Total current liabilities	15,361	(84)	15,277
Long-term debt	1,056	0	1,056
Union employee termination benefits	255	0	255

Total Liabilities	16,672	(84)	16,588

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par; 5,000,000 shares authorized and unissued	—	—	—
Common stock, $1.00 par; 10,000,000 shares authorized, 2,523,261 issued	2,523	0	2,523
Additional paid-in capital	2,157	0	2,157
Retained earnings	31,728	(1,676)	30,052
Accumulated other comprehensive loss	(99)	0	(99)
Treasury stock, at cost: 132,878 shares at September 30, 2002	(975)	0	(975)

Total Stockholders' Equity	35,334	(1,676)	33,658

Total Liabilities and Stockholders' Equity	$52,006	$(1,760)	$50,246

See notes to unaudited pro forma financial statements.

Notes to Unaudited Pro Forma Financial Statements

1)
The unaudited pro forma financial statements reflect the following:

  (a) These adjustments eliminate the financial results of the shrimp business for the year ended December 31, 2001 in order to reflect the results of continuing operations of the Company.

  (b) These adjustments reflect the application of $250,000 in cash received by the Company from the purchasers, as well as the estimated loss upon disposal of the assets and changes in net assets through the date of sale.

2)
The estimated loss was calculated assuming the proceeds received to date are the only cash proceeds received by the Company. As described in Item 2, the purchaser has the option of paying an additional $750,000 in cash by March 14, 2003 or paying $1,150,000 in four equal semi-annual installments. If the purchaser makes any additional cash payments, the loss would be reduced by the amount of the payment.